Exhibit 99.1

Sound Financial Declares Second Quarter Dividend of $0.02 Per Share

SEATTLE--(BUSINESS WIRE)--August 28, 2009--Sound Financial Inc. (OTCBB:SNFL), holding company for Sound Community Bank announced that its Board of Directors declared a regular quarterly cash dividend of $0.02 per common share. The dividend will be paid on October 12, 2009 to shareholders of record on September 25, 2009.

This is the sixth consecutive quarterly cash dividend paid to shareholders by Sound Financial since its initial public offering in January, 2008.

Sound Financial Inc. is the holding company for Sound Community Bank, a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Bank operates from offices in King, Pierce, Snohomish and Clallam Counties, and on the web at www.soundcb.com.

CONTACT:
Sound Financial Inc.
Media:
Scott Boyer, 206-448-0884 x-312
or
Financial:
Matt Deines, 206-448-0884 x-305